Exhibit 99.(j-2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Spectra Technology Fund of our report dated June 20, 2008, on our audit of the financial statements and financial highlights of SM&R Alger Technology Fund as of December 7, 2007, and for the period September 1, 2007 to December 7, 2007, which is incorporated by reference into this Registration Statement.

BKD, LLP

Houston, Texas
September 10, 2008